EXHIBIT 23

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Amendment No. 1 on Form S-3 to Registration Statement No. 333-82872, Registration Statement No. 333-61734 on Form S-8 and the Post Effective Amendment No. 1 on Form S-3 to Registration Statement No. 333-64950 on Form S-1 of Rite Aid Corporation of our report dated April 30, 2003, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," effective March 3, 2002 and the adoption of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, effective March 4, 2001) appearing in this Annual Report on Form 10-K of Rite Aid Corporation for the year ended March 1, 2003.

/s/ DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania
May 1, 2003